Exhibit 99.5

Ford Motor Company and Subsidiaries
CONSOLIDATED BALANCE SHEET
(in millions)

	September 30,	December 31,
	2003	2002

	(unaudited)
ASSETS
Cash and cash equivalents	$27,887	$12,250
Marketable securities	13,549	18,271
Loaned securities	6,942	—
Receivables, net	2,755	2,065
Finance receivables, net	109,173	97,030
Net investment in operating leases	33,761	40,055
Retained interest in sold receivables	10,203	17,618
Inventories	10,085	6,980
Equity in net assets of affiliated companies	2,877	3,569
Net property	42,077	37,935
Deferred income taxes	14,397	15,213
Goodwill	5,975	5,557
Other intangible assets	1,078	1,060
Assets of discontinued/held-for-sale operations	—	2,504
Other assets	29,569	29,250

Total assets	$310,328	$289,357

LIABILITIES AND STOCKHOLDERS’ EQUITY
Payables	$20,742	$18,981
Accrued liabilities	29,113	25,088
Debt	180,236	162,222
Other liabilities and deferred income	56,922	56,276
Deferred income taxes	14,512	14,561
Liabilities of discontinued/held-for-sale operations	24	969

Total liabilities	301,549	278,097
Minority interests	589	—
Company-obligated mandatorily redeemable preferred securities of subsidiary trusts holding solely junior subordinated debentures of the Company	—	5,670
Stockholders’ equity
Capital stock
Common Stock, par value $0.01 per share (1,837 million shares issued)	18	18
Class B Stock, par value $0.01 per share (71 million shares issued)	1	1
Capital in excess of par value of stock	5,432	5,420
Accumulated other comprehensive income/(loss)	(4,756)	(6,531)
Treasury stock	(1,903)	(1,977)
Earnings retained for use in business	9,398	8,659

Total stockholders’ equity	8,190	5,590

Total liabilities and stockholders’ equity	$310,328	$289,357